Exhibit 10.1
          This FIRST AMENDMENT TO THE INVESTMENT AGREEMENT, dated as of May 2, 2008 (this “Amendment”), by and between NATIONAL CITY CORPORATION, a Delaware corporation (the “Company”) and CORSAIR NC CO-INVEST, L.P., a Delaware limited partnership (“Purchaser”, and together with the Company, the “Amending Parties”).
WITNESSETH:
          WHEREAS, the Amending Parties entered into that certain Investment Agreement, dated as of April 20, 2008 (the “Original Agreement”);
          WHEREAS, Section 6.3 of the Original Agreement permits the Original Agreement to be amended by a written instrument signed by an officer or a duly authorized representative of each of the Amending Parties; and
          WHEREAS, the Amending Parties now desire to amend the Original Agreement as set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the Amending Parties agree as follows:
     1.   Section 3.1(b) of the Original Agreement shall be stricken in its entirety and replaced with the following:
(b) Unless this Agreement has been terminated pursuant to Section 5.1, the Company shall call a special meeting of its stockholders, as promptly as practicable following the later of (1) the Closing and (2) the 2008 annual meeting of its stockholders, but in any event on or before July 15, 2008, to vote on proposals (collectively, the “Stockholder Proposals”) to (A) approve the conversion of the Convertible Preferred Stock into, and exercise of the Warrant for, Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual and (B) amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of all shares of the Convertible Preferred Stock into, and exercise of the Warrant (and exercise of any warrants issued to other purchasers in the offering contemplated by Section 1.2(c)(1)(B)) for Common Stock. The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders vote in favor of the Stockholder Proposals. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event later than May 5, 2008, unless otherwise agreed by the parties) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon. In the event that the approval of any of the Stockholder Proposals is not obtained at such special stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) each such proposal at a meeting of its stockholders no less than once in each subsequent six-month period beginning on July 31, 2008 until all such approvals are obtained or made.
     2.  Section 4.2(b)(3) of the Original Agreement shall be stricken in its entirety and replaced with the following:
     (3) In the event that, as a result of (A) any share repurchases, recapitalizations, redemptions or similar actions by the Company not caused by Purchaser or (B) any change in the amount of Securities held by Purchaser resulting from adjustment or exchange provisions or other terms of the Securities, Purchaser reasonably determines, based on the advice of legal counsel and following consultation with the Company and, if the Company reasonably so requests, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), that unless it disposes of all or a portion of its Securities, it or any of its Affiliates could reasonably be deemed to “control” the Company for purposes of the BHC Act or any rules or regulations promulgated thereunder (or any successor provision), then Purchaser shall be permitted to Transfer the portion of the Securities reasonably necessary to avoid such control determination; provided that any such Transfer may only be made in the manner described in the second proviso to Section 4.2(a).
     3.   Section 6.2 of the Original Agreement shall be stricken in its entirety and replaced with the following:
      6.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that the Company shall bear and upon Corsair Capital, LLC’s (“Corsair”) request, reimburse Corsair for all of its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including fees and expenses of attorneys and accounting and financial advisers and HSR Act filing fees incurred by or on behalf of Corsair or its Affiliates in connection with the transactions contemplated pursuant to this Agreement), up to a maximum amount of $3,600,000.

     4. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance to its terms.
     5. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
     6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.
     7. Except to the extent expressly amended by this Amendment, all terms of the Original Agreement shall remain in full force and effect without amendment, change or modification.
     8. All references in the Original Agreement to “this Agreement”, “the Agreement, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to or in connection with the Original Agreement shall be deemed to mean and be a reference to the Original Agreement as amended by this Amendment.
     9. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Original Agreement.

     IN WITNESS WHEREOF, the Amending Parties have caused this Amendment to be signed as of the day and year first above written.

NATIONAL CITY CORPORATION

By:	/s/ Thomas A. Richlovsky Name: Thomas A. Richlovsky
Title: Senior Vice President and
Treasurer

CORSAIR NC CO-INVEST, L.P.

By: Corsair NC Co-Invest GP, LLC, its
general partner

By:	/s/ D.T. Ignacio Jayanti Name: D.T. Ignacio Jayanti
Title: Managing Member of Corsair
NC Co-Invest GP, LLC, its
general partner